Catalyst Funds

Amendment Number 5 to the Investment Company Services Agreement

On behalf of its series, the Catalyst High Income Fund, Catalyst Total Return Income Fund and Catalyst Rising Dividend Income Fund

This Amendment Number 5, dated May 12, 2008 to the Investment Company Services Agreement ("Agreement") dated April 28, 2006 between the Catalyst Funds, an Ohio Business Trust and Matrix Capital Group, a New York Corporation, is adopted to provide the following:

Schedule B of the Agreement is hereby amended to provide for a $9,000 per Portfolio base fee per year, for fund accounting, fund administration and shareholder agent services.

Schedule C of the Agreement is hereby amended to provide for the addition of the Catalyst High Income Fund, Catalyst Total Return Income Fund and Catalyst Rising Dividend Income Fund.

All portions of the Agreement not specifically amended herein shall remain in full force and effect.

/s/ Jerry Szilagyi

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Jerry Szilagyi, Trustee

Catalyst Funds

/s/ Christopher Anci

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Christopher F. Anci, President

Matrix Capital Group, Inc.